Exhibit 4.4

PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, GRIID INFRASTRUCTURE LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of [NAME OF NOTEHOLDER] or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of [PRINCIPAL AMOUNT] ($ [PRINCIPAL AMOUNT)], together with all accrued interest thereon as provided in this Promissory Note (the “Note”).

1.	DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Note, the following terms shall have the following definitions:

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower concerning or relating to bribery or corruption.

“Applicable Rate” means the rate equal to fifteen percent (15%).

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means any day other than a Saturday, Sunday, or legal holiday in Cincinnati, Ohio.

“Debtor Relief Laws” means the United States Bankruptcy Code, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 5 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 5, would, unless cured or waived, become an Event of Default.

“Event of Default” has the meaning set forth in Section 5.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of any Debtor Relief Law.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Loan” means the loan evidenced by this Note.

“Material Adverse Effect” means a material adverse effect on the business operations, assets, liabilities, properties, condition (financial or otherwise), or results of operations, of the Borrower.

“Maturity Date” means the earlier of (a) [    ], 2023 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 6.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Obligations” means all debts, liabilities, obligations, covenants and duties of, the Borrower to the Noteholder arising under this Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

1.2	Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    Section references are to this Note unless otherwise specified. The term “including” is not limiting and means “including without limitation.”

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” Unless otherwise expressly provided herein, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Note, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(d)    This Note is the result of negotiations between the Parties. Accordingly, it shall not be construed against either Party merely because of such Party’s involvement in its preparation.

2.	PAYMENTS.

2.1    Payments by the Borrower. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Section 6.

2.2    Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be reborrowed.

2.3    Mandatory Prepayment. In the event GRIID Infrastructure Inc. issues shares of its common stock to GEM Yield Bahamas Limited or its affiliates, the Borrower shall cause GRIID Infrastructure Inc. to use the proceeds thereof to prepay in full the then-outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon to the date of prepayment.

2.4    Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

2.5    Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on the Loan for the day on which it is paid.

2.6    Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 3:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

2.7    Application of Payments. All payments made under this Note shall be applied first to the payment of accrued interest and next to the payment of the principal amount outstanding under this Note.

2.8    Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

2.9    Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

2.10    Noteholder Representative. The Noteholder appoints [                        ] to act under this Note as the Noteholder representative, agent, attorney-in-fact and legal representative of the Noteholder for all purposes, including, without limitation, for receiving notices and communications from the Borrower in such capacity, the “Noteholder Representative”). The Borrower may rely, and shall be fully protected in relying, on any notice, disbursement instruction, report, information or any other notice or communication made or given by the Noteholder Representative, whether in its own name, as the Noteholder Representative, on behalf of the Noteholder, and the Borrower shall not have any obligation to make any inquiry or request any confirmation from or on behalf of the Noteholder as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications.

2.11    Borrower Representative. The Borrower appoints James D. Kelly, III to act under this Note as the Borrower representative, agent, attorney-in-fact and legal representative of the Borrower for all purposes, including, without limitation, for receiving notices and communications from the Noteholder (in such capacity, the “Borrower Representative”). The Noteholder may rely, and shall be fully protected in relying, on any notice, disbursement instruction, report, information or any other notice or communication made or given by James D. Kelly, III, whether in his own name, as Borrower Representative, or on behalf of the “Borrower”, and the Noteholder shall not have any obligation to make any inquiry or request any confirmation from or on behalf of the Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications.

3.	AFFIRMATIVE COVENANTS.

Until the Maturity Date:

3.1    Good Standing. The Borrower shall preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.2    Compliance. The Borrower shall comply with all Laws applicable to it and its business and its obligations under its material contracts and agreements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

3.3    Further Assurances. Upon the request of the Noteholder, execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.

4.	SANCTIONS AND ANTI-CORRUPTION LAWS.

The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any amount received by the Borrower hereunder, or lend, contribute or otherwise make available such proceeds to any of its Subsidiaries or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person, or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

5.	EVENTS OF DEFAULT.

The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

5.1    Payments. If the Borrower fails to pay, when due, any amount due and payable under this Note; or

5.2    Covenants. If the Borrower fails to perform or observe any covenant, condition, or agreement contained in this Note (other than as otherwise specified in this Section 5), and has failed to cure such default within thirty (30) days after the earlier to occur of (i) the Borrower’s receipt of notice thereof from the Noteholder, or (ii) the Borrower becoming aware thereof; or

5.3    Insolvency. If the Borrower is adjudicated insolvent, or if an Insolvency Proceeding is commenced by the Borrower, or if an Insolvency Proceeding is commenced against the Borrower and is not dismissed or stayed within sixty (60) days; or

5.4    Cessation of Business. If the Borrower shall commence dissolution proceedings or otherwise shall cease operation of its business as conducted on the date hereof.

6.	REMEDIES.

Upon the occurrence and during the continuance of an Event of Default, the Noteholder may, at its election, declare all Obligations evidenced by this Note immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 5.3 (Insolvency), all Obligations shall become immediately due and payable without any action by the Noteholder.

7.	NOTICES.

Unless otherwise provided in this Note, all notices or demands by the Borrower or the Noteholder relating to this Note or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or electronic mail to the Borrower or to the Noteholder, as the case may be, at its addresses set forth below:

If to the Borrower:    GRIID Infrastructure LLC

2577 Duck Creek Road Cincinnati, OH 45212

Attn: James D. Kelly III

Email: [***]

With a copy to:

Email: [***]

If to the Noteholder:    [                ]

Attn:

email:

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

8.	GENERAL PROVISIONS.

8.1    Waiver; Amendments; Integration. No delay on the part of any Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. This Note cannot be amended or terminated orally. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless the same shall be in writing and agreed by each of the Parties, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Note supersedes all prior agreements and, understandings between the Parties.

8.2    Assignments. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, no Party may assign or otherwise transfer this Note or any of its rights or obligations hereunder without the prior written consent of the other Party.

8.3    Costs, Expenses. Each Party agrees to pay its own costs and expenses in connection with the preparation, execution, and delivery of this Note.

8.4    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Delaware.

(b)    Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the any state or federal court located in Wilmington, Delaware, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that either Party may otherwise have to bring any action or proceeding relating to this Note against the other Party or its properties in the courts of any jurisdiction.

(c)    Each Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the Parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each Party irrevocably consents to the service of process in the manner provided for notices in Section 7. Nothing in this Note will affect the right of any party hereto to serve process in any other manner permitted by law.

8.5    Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

8.6    Captions. Section captions used in this Note are for convenience only and shall not affect the construction of this Note.

8.7    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS NOTE OR ANY OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

GRIID INFRASTRUCTURE LLC

By:
Name:
Title:

Acknowledged and accepted:

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By:
Name:
Title: